Exhibit 10.2

MASTER REAFFIRMATION AND
AMENDMENT NO. 3 TO LOAN DOCUMENTS

THIS MASTER REAFFIRMATION AND AMENDMENT NO. 3 TO LOAN DOCUMENTS (this “Agreement”) is made this 10th day of April, 2007, by and among AXSYS TECHNOLGIES, INC., a Delaware corporation (the “Borrower”), SPEEDRING SYSTEMS, INC., a Delaware corporation (“Systems”), SPEEDRING, LLC, a Delaware limited liability company initially organized as a Delaware corporation under the name “Speedring, Inc.” (“Speedring”), AXSYS TECHNOLOGIES IR SYSTEMS, INC., a New York corporation formerly known as Diversified Optical Products, Inc. (“ATS” and together with Systems and Speedring, the “Existing Guarantors”), and BANK OF AMERICA, N.A. (the “Lender”), as successor by merger to Fleet National Bank, a Bank of America Company.

WITNESSETH:

WHEREAS, the Borrower, the Existing Guarantors and the Lender are parties to that certain Credit Agreement dated as of May 2, 2005 (as amended, modified, restated or otherwise supplemented from time to time, the “Credit Agreement”), pursuant to which the Lender extended to the Borrower the Commitment and the Term Loans; and

WHEREAS, the Existing Guarantors have each unconditionally and jointly and severally guaranteed payment and performance of any and all Obligations pursuant to the Credit Agreement; and

WHEREAS, the Borrower has advised the Lender that the Borrower and ATS have entered into an Asset Purchase Agreement dated as of April 12, 2007 with Cineflex, LLC, a California limited liability company (“Cineflex”) and the shareholders of Cineflex (the “Cineflex Acquisition Agreement”), pursuant to which ATS has agreed to purchase substantially all of the assets (the “Cineflex Acquisition”) of Cineflex for an aggregate consideration of approximately $27,000,000 plus the so-called “Earnout Payment” (the “Cineflex Acquisition Purchase Price”); and

WHEREAS, the Borrower and the Existing Guarantors (collectively, the “Obligors”) have each requested the Lender to (a) consent to the Cineflex Acquisition, (b) extend the Maturity Date of the Commitment to May 2, 2012, (c) increase the Commitment to $40,000,000, (d) increase the Letter of Credit Sublimit to $3,000,000, and (e) allow the Borrower to use the proceeds of Committed Revolving Loans to finance in whole or in part the Cineflex Acquisition.

WHEREAS, the Lender is willing to agree to the foregoing requests, and the Lender and the Obligors have agreed to amend certain terms and conditions of the Credit Agreement, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth herein (which are incorporated herein as though fully set forth below, by this reference thereto) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the undersigned agrees as follows:

§1.      Definitions. Capitalized terms used herein without definition that are defined in the Credit Agreement shall have the meanings given to such terms in the Credit Agreement.

§2.      Representations and Warranties; Acknowledgment. The Obligors hereby represent and warrant to the Lender as follows:

(a)       Each of the Obligors has adequate power to execute and deliver this Agreement and each other document to which it is a party in connection herewith and to perform its obligations hereunder or thereunder.  This Agreement and each other document executed in connection herewith have been duly executed and delivered by each of the Obligors party thereto and do not contravene any law, rule or regulation applicable to any Obligor or any of the terms of any other indenture, agreement or undertaking to which any Obligor is a party. The obligations contained in this Agreement and each other document executed in connection herewith to which any of the Obligors is a party, taken together with the obligations under the Loan Documents, constitute the legal, valid and binding obligations enforceable against each such Obligor in accordance with their respective terms, except as enforceability thereof may be limited by applicable Debtor Relief Laws and general principles of equity, whether considered at law or in equity.

(b)            After giving effect to the information set forth in the Revised Disclosure Schedules (as defined below), all the representations and warranties made by the Obligors in the Loan Documents are true and correct in all material respects on the date hereof as if made on and as of the date hereof and are so repeated herein as if expressly set forth herein or therein, except to the extent that any of such representations and warranties expressly relate by their terms to a prior date.

(c)       After giving effect to the amendments set forth herein, no Event of Default under and as defined in any of the Loan Documents has occurred and is continuing on the date hereof.

§3.      Consent to Cineflex Acquisition. The Lender hereby consents to the Cineflex Acquisition substantially on the terms and subject to the conditions set forth in the Cineflex Acquisition Agreement, a copy of which (including all schedules and exhibits attached thereto) is attached hereto as Exhibit A.

§4.      Amendments to Credit Agreement. The Credit Agreement is hereby amended as follows:

4.1.     Amendments to Section 1.01

(a)       The following definitions in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:

“Applicable Rate” means the following percentages per annum (subject to additional increases pursuant to Section 2.07(d)), based upon the Consolidated Leverage

Ratio as set forth in the most recent Compliance Certificate received by the Lender pursuant to Section 6.02(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate and Standby Letters of Credit	Base Rate
1	≤ 1.24:1	1.00%	0%
2	> 1.24:1 but ≤ 1.74:1	1.25%	0%
3	> 1.74:1 but ≤ 2.24:1	1.50%	0%
4	> 2.24:1 but ≤ 2.75:1	1.75%	0%
5	>2.75:1	2.00%	0%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first day of the first month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 5 shall apply as of the first day after the date on which such Compliance Certificate was required to have been delivered until such Compliance Certificate is delivered and the Applicable Rate is adjusted as provided above.

“Commitment” means the Lender’s obligation to make Committed Revolving Loans to the Borrower pursuant to Section 2.01 (a) and L/C Credit Extensions pursuant to Section 2.03, in an aggregate principal amount at any one time outstanding not to exceed $40,000,000, as such amount may be adjusted from time to time in accordance with this Agreement.

“Consolidated Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such Test Period, minus (ii) Federal, state, local and foreign income taxes paid in cash by the Borrower and its Subsidiaries during such Test Period (net of any cash refund in respect of income taxes actually received during such Test Period), minus (iii) Restricted Payments to the extent paid in cash or other property (other than Equity Interests) made during such Test Period, minus (iv) Consolidated Capital Expenditures made during such Test Period to the extent not financed with Indebtedness permitted under Section 7.03(e), to (b) the sum of (i) Consolidated Current Maturity of Long-Term Debt for such Test Period, but only to the extent consisting of regularly-scheduled payments for such period and specifically excluding any prepayment thereof, the accelerated maturity of Term Loan B pursuant to Section 2.04(e) and the payment due upon the final maturity of Term Loan B, plus (ii) Consolidated Interest Charges for such Test Period, plus (iii) any and all Telic Earn-Out Payments and Cineflex Earn-Out Payments made during such Test Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business or consistent with reasonable past practices), (e) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, and (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary; provided that “Consolidated Funded Indebtedness” shall not include any of the Telic Earn-Out Payments or Cineflex Earn-Out Payments. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such Person is not liable therefore.

“Letter of Credit Sublimit” means an amount equal to $3,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

“Maturity Date” means, (a) with respect to the Commitment, May 2, 2012; (b) with respect to Term Loan A, May 2, 2010; and (c) with respect to Term Loan B, May 2, 2007 (subject, however, to Section 2.04(e)).

“Permitted Acquisitions” means acquisitions by the Borrower or any Subsidiary of the Borrower (excluding the Acquisition) of not less than 100% of the outstanding Equity Interests of any corporation, partnership, limited liability company, a division of any corporation or limited liability company or any similar business unit (or of substantially all the assets and business of any of the foregoing) (each, an “acquisition”) so long as (i) in the case of each such acquisition of Equity Interests, such acquisition was not preceded by an unsolicited tender offer for such Equity Interests by the Borrower or any of its affiliates; (ii) the corporation, partnership, limited liability company, division, business or assets, as applicable, to be acquired by the Borrower or such Subsidiary is predominantly in the Borrower’s or such Subsidiary’s existing lines of business or businesses reasonably related or complimentary thereto, (iii) the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions during the then current fiscal year of the Borrower (after giving effect to the proposed Acquisition Consideration for the acquisition in question and net of that portion, if any, of such consideration contributed to the Borrower by its shareholders as subordinated debt or as equity) shall not exceed $25,000,000 and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Closing Date shall not exceed $50,000,000; (iv) the Borrower shall have delivered to the Lender a certificate certifying that at the time of and immediately after giving effect to such acquisition, (1) no Default or Event of Default has occurred and is continuing, and (2) the Borrower shall be in compliance with all of its financial covenants set forth herein and the Borrower shall have provided evidence of such compliance to the Lender on a pro forma combined basis; (v) such acquisition does not result in any change in the management of the Borrower which is deemed material in the reasonable opinion of the Lender; and (vi) the assets or business being acquired by the Borrower or such Subsidiary shall have had a positive EBITDA for the twelve-month fiscal period immediately preceding the date of such acquisition (with EBITDA being calculated in a manner consistent with the calculation of Consolidated EBITDA). For purposes of this Agreement, the Cineflex Acquisition shall be deemed to be a Permitted Acquisition except that such Permitted Acquisition shall be excluded from the dollar limitations set forth in clause (iii) above.

(b)       The following new definitions are added in alphabetical order to Section 1.01 of the Credit Agreement:

“AST Bearing Asset Sale” means the sale of the assets of the Borrower’s AST Bearing Division, provided that the book value of such net assets shall not exceed $11,000,000.

“Cineflex” means Cineflex, LLC, a California limited liability company.

“Cineflex Acquisition” means the acquisition by the Borrower of substantially all of the assets Cineflex in accordance which the terms and subject to the conditions set forth in the Cineflex Acquisition Agreement.

“Cineflex Acquisition Agreement” means that certain Asset Purchase Agreement dated as of April 12, 2007 by and among the Borrower, Cineflex and the shareholders of Cineflex.

“Cineflex Earn-Out Payments” means the contingent payments required to be made by the Borrower to the prior shareholders of Cineflex.

“Cullman Asset Sale” means a sale and leaseback transaction of the Borrower’s real property located in Cullman, Alabama, the sales price of which is $3,695,000.

“Nashua Asset Sale” means a sale and leaseback transaction of the Borrower’s real property located in Nashua, New Hampshire, the the sales price of which is $6,405,000.

“Permitted Asset Sales” means each of the AST Bearing Asset Sale, the Cullman Asset Sale and the Nashua Asset Sale.

4.2.     Amendment to Section 6.01

Section 6.01(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)         as soon as available, but in any event within 45 days after the end of each of the each fiscal quarter of each fiscal year of the Borrower, a funded/unfunded backlog report in form and substance satisfactory to the Lender.

4.3.     Amendment to Section 6.07

Section 6.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.07    Maintenance of Insurance. (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to properties material to the business of the Loan Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (iv) business interruption insurance, (v) worker’s compensation insurance and such other insurance as may be required by any Law and (vi) such other insurance against risks as the Lender may from time to time require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Lender and the Collateral Agent); provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Loan Party shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that (x) so long as no Event of Default shall have occurred and be continuing at such time, no consent of the Lender shall be required for claims which do not exceed $350,000 in the aggregate over the term of this Agreement, and (y) no consent of any Loan Party shall be required during an Event of Default.

4.4.     Amendment to Section 6.11

Section 6.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.11    Use of Proceeds. Use the proceeds of the Credit Extensions (a) to finance in part the Acquisition, (b) to finance in whole or in part the Cineflex Acquisition, (c) to pay fees and expenses incurred in connection with the Acquisition, the Cineflex Acquisition and entering into this Credit Agreement and any amendments hereto, (c) to refinance existing Indebtedness owing to the Lender, and (d) for general corporate purposes not in contravention of any Law or of any Loan Document, including without limitation to effect Permitted Acquisitions.

4.5.     Amendment to Section 6.15

Section 6.15 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

6.15    Primary Operating Accounts. Establish and maintain at all times after the date hereof all of its primary operating accounts with the Lender, except that the Loan Parties may establish and maintain petty cash accounts not exceeding $100,000 in aggregate cash balances at any time outstanding.

4.6.     Amendment to Section 7.02

Section 7.02(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(a)       Investments held by the Borrower or such Subsidiary Guarantor in the form of (i) prime commercial paper due within one (1) year from the date of purchase and payable in United States dollars, (ii) certificates of deposit in United States commercial banks (having capital resources in excess of $20,000,000.00) due within one (1) year from the date of purchase and payable in United States dollars, (iii) obligations of the United States government or any agency thereof, (iv) obligations guaranteed directly by the United States government, (v) repurchase agreements of United States commercial banks (having capital resources in excess of $20,000,000.00) for terms of less than one (1) year, (vi) eurodollar deposits with maturities of ninety (90) days or less, (vii) investments in money market funds which at the time of investment are considered “Investment Grade” in accordance with the rating systems employed by either Moody’s Investors Service, Inc or Standard & Poor’s, or (viii) securities issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, in each case which at the time of investment are considered “Investment Grade” in accordance with the rating systems employed by either Moody’s Investors Service, Inc or Standard & Poor’s;

4.7.     Amendments to Section 7.03

(a)       Section 7.03(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)       Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

(b)       Section 7.03(j) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(j)        the Telic Earn-Out Payments and the Cineflex Earn-Out Payments;

(c)       Section 7.03(l) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(l)        other unsecured Indebtedness of the Borrower or any Subsidiaries in an aggregate amount for the Borrower and all of its Subsidiaries not to exceed $2,500,000 at any time outstanding.

4.8.     Amendment to Section 7.05

(a)       Section 7.05(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)             Asset Sales permitted by Section 7.04 and the Permitted Asset Sales; and

(b)       Section 7.05(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(e)       and other Asset Sales, including without limitation any disposition of the Equity Interests of a Subsidiary, the aggregate consideration received in respect of which pursuant to this clause (g) shall not exceed $3,000,000 in the aggregate over the term of this Agreement and shall not exceed $1,000,000 with respect to any single Asset Sale; and

4.9.     Amendment to Section 7.06

Section 7.06(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(d)       the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, in each case only if the Consolidated Leverage Ratio is not greater than 2.50 to 1.00 after giving Pro Forma effect to such dividends as if such dividends were paid on the first day of the relevant period, provided that if the Consolidated Leverage Ratio would be greater than 2.50 to 1.00 after giving Pro Forma effect to such dividends as if such dividends were paid on the first day of the relevant period, the Borrower may declare or pay cash dividends to its stockholders and purchase, redeem or otherwise acquire for cash Equity Interests issued by it, but only in an aggregate amount not to exceed $100,000 in any fiscal year; and

4.10.   Amendments to Section 7.12

(a)       Section 7.12(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(b)      Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio, for any Test Period ending during any period in the table set forth below, to be less than the ratio set forth opposite such period in the table below:

Test Period	Fixed Charge Coverage Ratio

Closing Date through and including the date immediately preceding the date of the Borrower’s second fiscal quarter end in 2006	1.15-to-1.00

The date of the Borrower’s second fiscal quarter end in 2006 through and including the date immediately preceding the date of the Borrower’s fourth fiscal quarter end in 2006	1.25-to-1.00

The date of the Borrower’s first fiscal quarter end in 2007 and thereafter	l.50-to-1.00

(b)       Section 7.12(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

(c)       Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio, at any date during any period set forth in the table below, to exceed the ratio set forth opposite such period in the table below:

Test Period	Maximum Consolidated Leverage Ratio

Closing Date through and including December 30, 2005	3.50-to-1.00

December 31, 2005 through and including the date immediately preceding the date of the Borrower’s second fiscal quarter end in 2006	3.25-to-1.00

The date of the Borrower’s second fiscal quarter end in 2006 through and including the date immediately preceding the date of the Borrower’s second fiscal quarter end in 2007	3.00-to l.00

The date of the Borrower’s second fiscal quarter end in 2007 and thereafter	3.25-to-1.00

4.11.   Amendment to Section 7.13

Section 7.13 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.13    Payment of Telic Earn-Out Payments and Cineflex Earn-Out Payments. Make any Telic Earn-Out Payment or any Cineflex Earn-Out Payment, except that, so long as no Default shall have occurred and be continuing at the time of any such payment or would result therefrom, the Borrower may (a) make a Telic Earn-Out Payment (which together with all prior Telic Earn-Out Payments made by Borrower shall not exceed $4,000,000), and (b) make a Cineflex Earn-Out Payment, but only if, in each case, the Borrower is in compliance with the Consolidated Fixed Charge Coverage Ratio as of the Test Period ending on its fiscal quarter end immediately preceding the date of such payment on a pro forma basis to give effect to such payment as if made on the last day of such fiscal quarter end. The Compliance Certificate for such Test Period shall contain the calculations required by this Section 7.13.

4.12.   Schedules to Credit Agreement

Schedules 1.01(b), 4.01(a)(xii), 5.06, 5.09, 5.13, 5.17, 5.20, 7.01, 7.02 and 7.03 attached to the Credit Agreement are hereby amended and restated (including after giving effect to the Cineflex Acquisition) in their entirety to read as set forth in Schedules 1.01(b), 5.06, 5.09, 5.13, 5.17, 5.20, 7.01, 7.02 and 7.03 attached hereto (the “Revised Disclosure Schedules”).

4.13.   Exhibit F to Credit Agreement

Exhibit F attached to the Credit Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit F attached hereto.

§5.      Ratification, etc. Except as expressly amended hereby, the Credit Agreement and all other Loan Documents are hereby ratified and confirmed in all respects and shall continue in full force and effect. This Agreement and the Credit Agreement shall hereafter be read and construed together as a single document, and all references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended by this Agreement.

§6.      Conditions to Effectiveness. The effectiveness of this Agreement is subject to the prior satisfaction of the following conditions precedent (the date of such satisfaction herein referred to as the “Amendment Effective Date”):

(a)       Representations and Warranties. The representations and warranties of the Obligors contained herein shall be true and correct in all material respects.

(b)       No Event of Default. After giving effect to the amendments and consents set forth herein, there shall exist no Default or Event of Default.

(c)       Corporate and Company Action. The Lender shall have received evidence satisfactory to the Lender that all requisite corporate and company action necessary for the valid execution, delivery and performance by the Obligors of this Agreement and all other instruments and documents delivered by the Obligors, or any one of them, in connection herewith has been taken.

(d)       Delivery of this Agreement. The Obligors and the Lender shall have executed and delivered this Agreement.

(e)       Delivery of Replacement Revolving Loan Note. The Borrower shall have executed and delivered to the Lender a replacement revolving loan promissory note in the form attached hereto as Exhibit F (the “Replacement Revolving Loan Note”), which Replacement Revolving Credit Loan shall amend to the extent it amends, restate to the extent it restates, and supersede and replace in its entirety the Revolving Loan Note, provided that the amendment, restatement and replacement of the Revolving Loan Note shall in no way be construed as a novation of the Borrower’s indebtedness thereunder.

(f)        Cineflex Acquisition. The Lender shall have reviewed, and be reasonably satisfied with, the final terms and conditions of the Cineflex Acquisition Agreement and the documents executed in connection therewith or related thereto and shall have received assurances satisfactory to it that the Cineflex Acquisition has been consummated on the date hereof in all material respects in accordance with the terms hereof and of the Cineflex Acquisition Agreement (as so reviewed and approved by the Lender), without waiver or amendment of any such terms that has not been previously approved by the Lender.

(g)            Opinion Letter. The Lender shall have received a favorable opinion of Jones Day, counsel to the Obligors, addressed to the Lender, as to the matters concerning the Obligors and the Loan Documents as the Lender may reasonably request.

§7.      Expenses, Etc. Without limitation of the amounts payable by the Obligors under the Credit Agreement and other Loan Documents, the Borrower shall pay to the Lender and its counsel upon demand an amount equal to any and all out-of-pocket costs or expenses (including reasonable legal fees and disbursements and appraisal expenses) incurred by the Lender in connection with the preparation, negotiation and execution of this Agreement and the matters related thereto.

§8.      No Waiver by the Lender. Except as otherwise expressly provided for herein, nothing in this Agreement shall extend to or affect in any way any of the Obligors’ obligations or the Lender’s rights and remedies arising under the Credit Agreement or the other Loan Documents, and the Lender shall not be deemed to have waived any of its remedies with respect to any Event of Default.

§9.      Amendment Fee. In consideration of the agreement by the Lender to the provisions of this Agreement, the Borrower shall pay to the Lender, in addition to the other fees payable under the Credit Agreement, a fee in the amount of $50,000.

§10.    Governing Law. This Agreement shall for all purposes be construed according to and governed by the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

§11.    Effective Date. This Agreement shall become effective among the parties hereto as of the Amendment Effective Date. Until the Amendment Effective Date, the terms of the Credit Agreement prior to its amendment hereby shall remain in full force and effect.

§12.    Entire Agreement; Counterparts. This Agreement sets forth the entire understanding and agreement of the parties with respect to the matters set forth herein, including the amendments and waivers set forth herein, and this Agreement supersedes any prior or contemporaneous understanding or agreement of the parties as to any such amendment or waiver of the provisions of the Credit Agreement or any Loan Document, except for any such agreement that has been set forth in writing and executed by the Obligors and the Lender. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile of an executed counterpart shall have the same effect as the original executed counterpart.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

WITNESSES (AS TO ALL THE OBLIGORS):

/s/ [Illegible]	AXSYS TECHNOLOGIES, INC.

/s/ Nancy M. Lewandawski	By:	/s/ David A. Almeida

Its VP – Finance, CFO & Treasurer

SPEEDRING SYSTEMS, INC.,

By:	/s/ David A. Almeida

Its Treasurer

SPEEDRING, LLC
By: Axsys Technologies, Inc., as Sole Member

By:	/s/ David A. Almeida

Its CFO, VP Finance & Administration

AXSYS TECHNOLOGIES IR SYSTEMS, INC.

By:	/s/ David A. Almeida

Its Treasurer

WITNESSES (AS TO LENDER):

BANK OF AMERICA, N.A.

/s/ Monica Brands	By:	/s/ [Illegible]

Its Senior Vice President